Press Release
www.shire.com

Director/PDMR Shareholding

March 1, 2011 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that on February 28, 2011 the following Persons Discharging Managerial Responsibility (“PDMRs”) were granted awards under the Shire Portfolio Share Plan (the “Plan”).

Awards of Stock Appreciation Rights (“SARs”) under Part A of the Plan

Name of PDMR	Type of Security	No of Ordinary Shares or ADSs	Exercise price
Angus Russell (Chief Executive Officer)*	ADSs	63,015	$83.79
Graham Hetherington (Chief Financial Officer)*	Ordinary Shares	82,873	£17.23
Tatjana May	Ordinary Shares	28,379	£17.23
Michael Cola	ADSs	13,552	$83.79
Sylvie Gregoire	ADSs	13,552	$83.79
Barbara Deptula	ADSs	7,896	$83.79
*Vesting of awards granted to Executive Directors is subject to performance targets

SARs will normally vest after three years, subject to any performance targets having been satisfied.  Vested SARs will be capable of exercise for a period of four years.  No consideration was paid for the grant of the SARs.

Performance Share Awards (“PSA Awards”) under Part B of the Plan

Name of PDMR	Type of Security	No of Ordinary Shares or ADSs	Market value
Angus Russell (Chief Executive Officer)*	ADSs	47,262	$83.79
Graham Hetherington (Chief Financial Officer)*	Ordinary Shares	60,769	£17.23
Tatjana May	Ordinary Shares	20,433	£17.23
Michael Cola	ADSs	9,938	$83.79
Sylvie Gregoire	ADSs	9,938	$83.79
Barbara Deptula	ADSs	5,685	$83.79
*Vesting of awards granted to Executive Directors is subject to performance targets

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

The PSA Awards will normally vest after three years, subject to any performance targets having been satisfied.  Once vested, sufficient ordinary shares or ADSs will be transferred or allotted to the participant within 30 days.  No consideration was paid for the grant of the PSA Awards.

This notification is made to satisfy the Company's obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.